APPRAISAL REPORT

                               1845 Walnut Street
                             Philadelphia, PA 19103

                                       FOR

                                Mr. Jay J. Eisner
                         Resource Asset Investment Trust
                               1521 Locust Street
                             Philadelphia, PA 19102

                                       BY

                                M. Richard Cohen
                             MAI, SRA, ASA, PE, R/W

                                      AS OF

                                February 1, 1997


                                 DATE OF REPORT

                                February 21, 1997


                                                                M. RICHARD COHEN

                        [Letterhead of M. Richard Cohen]

                                           February 21, 1997

Mr. Jay J. Eisner
Resource Asset Investment Trust
1521 Locust Street
Philadelphia, PA 19102

                  Re: 1845 Walnut Street
                      Philadelphia, PA 19103

Dear Mr. Eisner:

As requested I have inspected and appraised the above captioned property. It is my opinion that the fair market value of the subject property, as of February 1, 1997, was:

                           THIRTY FOUR MILLION DOLLARS
                                  ($34,000,000)

The analysis leading to the above result is detailed in the report that follows. This is a summary-type appraisal report.

                                            Sincerely,


                                            /s/ M. Richard Cohen

                                            M. Richard Cohen
                                            MAI, ASA, PE, SPA, R/W
                                            PA(GA5O7L)/NJ(RG01588)
                                            State Certified General
                                            Real Estate Appraiser

MRC: sfm

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

The Property ..........................................................    1

Owner .................................................................    1

History of Title ......................................................    1

Purpose of Appraisal ..................................................    1

Function of Appraisal .................................................    2

Scope of Appraisal ....................................................    2

Land ..................................................................    3

Utilities .............................................................    3

Assessment ............................................................    3

Annual Real Estate Taxes ..............................................    4

Zoning ................................................................    4

Plot Plan .............................................................    4

Description of Improvements ...........................................    6

Hazardous Substances ..................................................    8

Neighborhood Analysis .................................................    9

Office Market .........................................................    12

Flood Hazard District .................................................    14

Highest and Best Use ..................................................    15

Valuation Analysis ....................................................    16

Income Approach .......................................................    17

Sales Comparison Approach .............................................    23

Reconciliation ........................................................    35

Certification .........................................................    37

                                                                M. RICHARD COHEN

                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

Assumptions, Limiting Conditions & Contingencies ......................    38

Professional Qualifications ...........................................    40

Addendum:

  Photographs
  Neighborhood Map
  Flood Map
  Zoning Map

                                                                M. RICHARD COHEN

THE PROPERTY

      The subject property is a high-rise, 25-story office building with parking for 465 vehicles located at 1845 Walnut Street, Philadelphia, Pa. The building was originally constructed in 1968. Therefore, the building is approximately 30 years old. It faces Rittenhouse Square.

OWNER

      Mutual Associates, LTD. (Acquired November 13, 1985)

HISTORY OF TITLE

      There has been no transfer of this property within the past three years.

PURPOSE OF APPRAISAL

      The purpose of this appraisal is to estimate the fair market value of the subject property as of an effective date of February 1, 1997.

      As utilized in this appraisal report, fair market value is defined as follows: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

                                                                M. RICHARD COHEN

      a.    buyer and seller are typically motivated;

      b. both parties are well informed or well advised, and each acting in what he considers his own best interest;

      c.    a reasonable time is allowed for exposure in the open market;

      d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

FUNCTION OF APPRAISAL

      The function of this appraisal is to be used as a guideline in financing of the subject property.

SCOPE OF APPRAISAL

      The appraiser visited the subject property and made an inspection of the building and the locality. The appraiser also reviewed data with respect to the Center City office market including rental information and sales information. All the data were correlated into an estimate of fair market value for the subject property.

                                                                M. RICHARD COHEN

LAND

      The subject site is a rectangular-shaped parcel located on the north side of Walnut Street and the south side of Sansom Street, between 18th and 19th Streets, in the City of Philadelphia. The site has approximately 161'10" of frontage on the north side of Walnut Street and the south side of Sansom Street and a depth of approximately 223'6". The site also enjoys the common use for light, air and passageway over a certain private street area, 31'+/- in width, which is partly within and partly adjoining the subject's western boundary connecting Walnut and Sansom Streets.

      Total site area is approximately 36,170 square feet. The site is at street grade, level, and served by all utilities.

      Walnut Street at the subject location is a 50' wide, asphalt-paved cartway with concrete curbs and sidewalks and carries three lanes of traffic (one lane for metered parking) in a westerly direction. Sansom Street at the subject location is a 40' wide, asphalt paved cartway, with two traffic lanes and concrete sidewalks and curbing on both sides.

UTILITIES

      This site is served by all municipal improvements including water, sewer, and gas.

ASSESSMENT

      $7,600,000

                                                                M. RICHARD COHEN

ANNUAL REAL ESTATE TAXES

      $627,760

ZONING

      The site is zoned C-5, Commercial District. This is the most liberal Center City zoning classification for commercial use. All of the high-rise Center City office buildings have C-5, Commercial zoning.

      The floor area ratio for C-5 in Center City Philadelphia permits 1200% building size. Actually, most Center City office buildings have bonus factors available which permit a typical building to be 1800% of the land area.

PLOT PLAN

      The following is a plot plan for the subject property:

                                                                M. RICHARD COHEN

                               [GRAPHIC OMITTED]

                                                                M. RICHARD COHEN

DESCRIPTION OF IMPROVEMENTS

      The subject is improved with a 25-story plus basement, office building including a five-level, 465-car, parking garage. A detailed description of the subject's improvements is as follow:

Foundation:                         Poured reinforced concrete footings and
                                    foundation walls with concrete slab on
                                    grade. The office building was constructed over the parking garage.

Framing: Steel reinforced concrete columns, beams, joists, floors and roof deck.

Exterior Walls:                     Smooth finish concrete with brick facing on
                                    the ground level. Anodized bronze panels between the windows on the office floors.

Roof: Flat with single-ply membrane cover over a concrete deck.

HVAC: Heat is supplied via Philadelphia central steam loop distributed by a perimeter radiation system and three tempered air systems. Cooling is provided by a chilled water system via perimeter radiation system and three tempered air systems.

Electricity:                        Two separate services with a main high
                                    tension service of 13,200 volts and on-site transformers to step-down to 220/110 volt services. Electric circuit breakers throughout. Lighting is a combination of fluorescent and incandescent fixtures.

Sprinklers and
Fire Protection:                    Dry standpipe in each stair tower and wet
                                    pipe to fire hose on hallway of each floor.
                                    The parking garage has a dry standpipe
                                    system. The subject property is sprinklered from the sub-basement through the parking levels. Office floors have been retrofitted with sprinklers. The interior system was upgraded with a central annunciator panel installed in 1987. Each floor has smoke detectors and pull stations.

                                                                M. RICHARD COHEN

Elevators & Stairwells:             Ten Otis 3,500 lb. elevators serve the
                                    office tower. One of the elevators is used as a service elevator and has a double-sided door leading directly to the loading area.
                                    Five elevators service floors 6-16 and the other five serve floors 16-25. There are two
                                    Eastern 2,500 lb. elevators serving the
                                    garage levels 1-5. There is no elevator
                                    service to the basement level. Access from the garage to the main lobby is by going outside to the Walnut Street entrance or by going through the loading area.

Plumbing:                           Cast iron waste lines with lead joints and
                                    copper supply lines. Average quality
                                    lavatory fixtures. Domestic hot water is provided by heat exchangers connected to steam condensate lines.

Interior Finish:                    Primarily painted and/or papered drywall
                                    with accent paneling. Office area doors are combination plate glass with metal frames and/or solid or hollow core flush wood with veneer faces. The lobby entrance has a double set of aluminum and glass entrance doors.

Floors: Concrete in the basement, granite in the lobby, carpeting and/or tile in offices and ceramic tile in the lavatories.

Windows: Aluminum-framed, fixed-sash, single-pane glass panels in the offices. All windows are tinted to reduce solar gain.

Loading Facilities:                 Drive-in loading area is accessed from
                                    private roadway which abuts the subject's western elevation. Loading area is at grade and limited to one trailer.

Parking: The building contains a parking garage on floors 1 through 5. The garage has a 465-car capacity.

Miscellaneous:                      Battery-operated emergency lights are
                                    located on each floor. Basement level is used primarily for parking with some mechanical and utility service rooms.

                                                                M. RICHARD COHEN

Layout and Finish:                  The subject property has an entrance from
                                    Walnut Street providing access to the
                                    elevator lobby for upper floor offices.
                                    Access is also provided to commercial
                                    tenants on ground level from inside the
                                    lobby. Finishes include granite floors,
                                    marble and hardwood paneled walls and
                                    painted plaster ceilings with recessed
                                    incandescent and fluorescent lighting.

                                    Each floor has one men's and one ladies' washroom. Each washroom is finished with ceramic tile floors, papered walls and acoustical tile ceiling. In addition, some tenants have installed private washrooms.

                                    Area
                                    ----
Building Area:                      Floor 1                            3,271
                                    Fl. 6-19 @ 17,238 SF-Each        241,332
                                    Fl. 20-25 @ 17,700 SF-Each       106,694
                                                                     -------
                                    Total                            351,297

                                    The property is measured on a BOMA full
                                    floor measurement with floor factors of
                                    approximately 12% to 16%. City records state net rentable area as 347,000+/- square feet.

Age:                                The subject was constructed in 1968.

HAZARDOUS SUBSTANCES

      The appraiser did not note any potential environmental hazards at the time of inspection or from any of the information that was supplied to the appraiser. The owners of the building indicated that all asbestos had been removed.

      The appraiser is not an expert in environmental hazards. If this becomes an issue, it should be further investigated by the lender.

                                                                M. RICHARD COHEN

NEIGHBORHOOD ANALYSIS

      The subject property is located in the western sector of Center City Philadelphia opposite Rittenhouse Square. This location is approximately four blocks west of City Hall. It is just south of the West Market Street office building development area fronting on Rittenhouse Square. This is an area of major office buildings, apartments and retail stores. There are also a number of hotels close to the subject property.

      The subject location is easily accessible by train, public transportation, automobiles, etc. Market Street, from City Hall to 21st Street, is developed on both sides with modern office buildings. This has become the major office center of Philadelphia. Development of this area has been sparked by the removal of the "Chinese Wall" which was a viaduct carrying the railroad tracks from 30th Street Station to Suburban Station. These tracks are now underground. Demolition of the "Chinese Wall" freed up a considerable amount of construction sites for new office buildings. The office market is currently in a state of oversupply based on typical absorption rates.

      Chestnut Street and Walnut Street, from Broad Street to approximately 19th Street, have been the major retail commercial district for Center City Philadelphia. This is not an area where department stores are located. Instead, it is an area where small specialty shops have been located for many years. The Liberty Place shopping, hotel and office complex, which is between 16th and 17th Street on Chestnut, is the first new development of stores to

                                                                M. RICHARD COHEN
be constructed on Chestnut Street in the past 25 years. The last project that was constructed was located at 16th and Chestnut Street. This was demolished for Liberty Place.

      Approximately 20 years ago, Chestnut Street was converted into a pedestrian and transit way. All traffic was barred to Chestnut Street between 18th Street and 7th Street. This was supposed to revitalize Chestnut Street as a shopping district. It has not been very successful. Walnut Street, west of Broad Street, has been doing better than Chestnut Street, west of Broad Street. It has been able to attract high-priced shoppers. The opening of Liberty Place's retail facility, in the 1600 block of Chestnut Street, has served as a catalyst to promote and increase retail activity along West Chestnut and Walnut Streets. The ultimate goal of Liberty Place was to attract the suburban shoppers rather than the City shoppers which have been attracted to the Gallery development on East Market Street. City shoppers are less affluent than suburban shoppers, and therefore, do not spend as much money, nor do they seek the same high-quality merchandise.

      Several new developments that are west of Broad Street are doing very well. Many new restaurants have opened on Walnut Street between 15th Street and 18th Street. Border's Bookstore occupies the former Nan Duskin property on Walnut Street. A Daffy discount store opened at 17th and Chestnut Streets. Liberty Place opened in 1990 with a new concept of shopping for Center City. If Liberty Place, on the 1600 block of Chestnut Street is successful, this

                                                                M. RICHARD COHEN
could be a significant step forward toward the economic growth of Chestnut and Walnut Streets west of Broad Street.

      The retail space in Liberty Place consists of 252,000 square feet. This can be a significant magnet for the area. The Ritz Carlton Hotel, which contains 243,000 square feet and 290 rooms, located at 17th and Chestnut Streets, can also supply new shopping demand for Chestnut Street in this area. The same is true for the two office towers. There is also a Liberty Place underground parking garage. It has a capacity of 750 parking spaces. This is a self-park facility. Of the total parking capacity, approximately 115 spaces are reserved for hotel guests. The remaining parking is available to the public.

      Another important aspect of the subject location is the attempt that is presently being made by the local business community to upgrade the environment in the Center City business district, west of Broad Street. This has now become a Special Center City Service District. The property owners in the area are required to pay an annual fee. This fee is then used by the Special Services District for additional safety protection, street cleaning, and general neighborhood improvement. Although this is an expensive endeavor for the property owners, it should help to upgrade the image of the Center City shopping district.

                                                                M. RICHARD COHEN

OFFICE MARKET

      The subject property is located in Center City Philadelphia. This particular location at 1845 Walnut Street is west of Broad Street, which marks the center of the business district. Properties east of Broad Street are considered to be in east Center City and properties west of Broad Street are considered to be in west Center City.

      Broad Street, in the vicinity of Center City, is about to become the Avenue of the Arts with a substantial amount of new investment being made by the City of Philadelphia for new theaters, museums, and other artistic and cultural events. There are also a number of "B-" and "C+" office buildings in this area.

      Office buildings, in Center City Philadelphia, are ranked from "A" to "C". The rating refers to the quality of the location as well as the quality of the building.

      The area surrounding City Hall and extending along Broad Street was the original office center of Philadelphia. Offices lined Broad Street both north and south of City Hall and extended for several blocks east and west of City Hall. At one time, Broad Street was the "Class A" location of Center City Philadelphia office buildings. Today, the "A" location in Center City Philadelphia is considered to be in the area known as Penn Center along West Market Street and extending north to the Parkway.

      The older office buildings, which were originally constructed in the vicinity of City Hall, are now considered to be the "B" and "C" buildings. Buildings in this location, that fit this category

                                                                M. RICHARD COHEN
include the Packard Building, the PSFS Building, the Land Title Building, the North American Building, the Avenue of The Arts Building, and other similar office buildings.

      Some of the older office buildings have been rehabilitated to modern office space. Two of these are the Widener Building and the Wanamaker Building. Both were historic structures. Both were completely renovated in recent years. They are north and east of the subject property.

      There are plans to rehabilitate the former City Hall Annex Building. This is located on Juniper Street opposite City Hall. This is an old building that was formerly occupied as municipal space. The building is not in good condition. It is completely vacant. Plans to develop this building have been delayed until market conditions improve.

      The local market for real estate in Center City Philadelphia has declined considerably in the past few years. Most of this is due to the declining economy and the downsizing that has followed the decline in the economy.

      The subject property is south and west of the new Pennsylvania Convention Center. This should help the subject location as well as the entire Market Street area.

      At the present time there are approximately 38.5 million square feet of office space in Center City Philadelphia. Approximately 20% of this space was constructed within the past 10 years. The average vacancy rates for all downtown office space

                                                                M. RICHARD COHEN
as of 1996 is around 13.6.%. This includes all space. For Class "B" office space only, the vacancy was closer to 23%. This has been declining in the current market.

      There has been a trend for old buildings to be put in "mothballs" because the economics of operating the upper floor space is not financially feasible. This was recently applied to the Avenue of the Arts Building (Western Savings Fund Building).

      As more properties are taken off the market, the demand for the remaining buildings improves. Downsizing appears to have stopped. Vacancy should begin to decline. (See article in addendum section of this report.)

FLOOD HAZARD DISTRICT

      The subject property is not located in a flood hazard district. A flood map is included in the Addendum section of this report.

                                                                M. RICHARD COHEN

HIGHEST AND BEST USE

      The highest and best use of a property must satisfy several criteria:

      1. It must be physically possible to develop the property with the highest and best use.

      2. It must be legally permissible to develop the property with the highest and best use.

      3. It must be economically feasible to develop the property with the highest and best use.

      4.    There must be a demand for the highest and best use.

      Highest and best use is examined both as a developed site and as vacant land. For the vacant land, it was the opinion of the appraiser that the highest and best use of this property would be to hold for future development. When future development does take place, it will most likely be a high-rise office building with stores facing Rittenhouse Square.

      An office building is a legal development. It is physically possible to use this property as office space which has been the case since it was constructed 30 years ago.

      Therefore, it was the opinion of the appraiser that the highest and best use of the subject property, as it is currently developed, is the existing use as an office building. The ground floor commercial space is best used for retail stores.

                                                                M. RICHARD COHEN

VALUATION ANALYSIS

      There are three approaches utilized in the valuation of real estate: the Sales Comparison Approach, the Income Approach and the Cost Approach.

      The subject property is a high-rise office building. It is Class "A-" to "B+" space. It is approximately 86% occupied. The appraiser used similar buildings in Center City Philadelphia for comparison to the subject property. There have been a number of sales within the past few years. Therefore, the Sales Comparison Approach was one of the main approaches utilized in valuing this property.

      The Cost Approach was not utilized. The Cost Approach was considered a weak approach because of several factors. The Cost Approach is a summation of the depreciated replacement cost of the building plus the value of the land. In the case of the subject property, there are very few vacant parcels of land that could be considered comparable with the subject property. Land sites facing Rittenhouse Square rarely sell. The comparables that do exist generally require a large adjustment for variations in comparability. It is also difficult to estimate replacement cost new for a building as old as the subject property. In addition to this, it is difficult to estimate accrued depreciation due to physical, functional and economic factors. For this reason, the Cost Approach was not used, which is a departure from USPAP.

      The Income Approach was based on the income and expenses for the past three years. Direct capitalization was used.

                                                                M. RICHARD COHEN

INCOME APPROACH

      The subject property is an income-producing parcel of real estate. Therefore, the Income Approach is a meaningful method of valuing this property.

      The following is a summary of the rent roll for 1845 Walnut Street as of December 1996:

                                                                M. RICHARD COHEN

--------------------------------------------------------------------------------
                               RENT ROLL FOR 1997
--------------------------------------------------------------------------------
SUITE   TENANT                                SF OCCUPIED         ANNUAL RENTAL
================================================================================
10      Eastern Telelogic                                           $    1,000
--------------------------------------------------------------------------------
101     Jefferson Bank                            2,164                 91,968
--------------------------------------------------------------------------------
104     Marsha Taylor                             1,259                 33,061
--------------------------------------------------------------------------------
110     Bruce Sardarian                             376                  8,130
--------------------------------------------------------------------------------
600     Gustine Pelagatti                         1,544                 27,972
--------------------------------------------------------------------------------
601     Vacant                                    2,231                      0
--------------------------------------------------------------------------------
605     JEVS (See 700)                          See 700
--------------------------------------------------------------------------------
639     Joseph A. Petrellis                         576                 11,900
--------------------------------------------------------------------------------
635     Raymond Partito                             840                 14,700
--------------------------------------------------------------------------------
659     Building Superintendent                     870                      0
--------------------------------------------------------------------------------
700     JEVS                                     28,405                397,670
--------------------------------------------------------------------------------
800     CSS                                       7,898                161,251
--------------------------------------------------------------------------------
804     Katner                                    1,037                 17,716
--------------------------------------------------------------------------------
805     Vacant                                    7,463                 63,750
--------------------------------------------------------------------------------
855     Kruza                                       840                      0
--------------------------------------------------------------------------------
900     Mediaworks--Includes 968                 12,345                181,199
--------------------------------------------------------------------------------
910     Vacant                                    4,893                      0
--------------------------------------------------------------------------------
1000    New Lease                                 3,000
        FKB Storage                                 334
        Feldman Storage                             168                  1,680
--------------------------------------------------------------------------------
1041    Global Storage                              840                      0
--------------------------------------------------------------------------------
1060    Vacant                                   11,896                      0
--------------------------------------------------------------------------------
1085    Mann & Co.                                1,000                      0
--------------------------------------------------------------------------------
1100    Global Financial Press (New)             17,238                168,235
--------------------------------------------------------------------------------
1200    Okbia                                     6,914                129,349
--------------------------------------------------------------------------------
1300    Asher & Co.                              17,238             $  273,222
--------------------------------------------------------------------------------
1400    The Savitz Organization                   8,264                181,808
--------------------------------------------------------------------------------
1401    Drucker & Scaccetti                       8,974                197,428
--------------------------------------------------------------------------------
1500    Vacant                                    3,705                      0
================================================================================

                                                                M. RICHARD COHEN

--------------------------------------------------------------------------------
                               RENT ROLL FOR 1997
--------------------------------------------------------------------------------
SUITE   TENANT                                SF OCCUPIED         ANNUAL RENTAL
================================================================================
1501    Galli, Reilly & Stellato                 13,533             $  166,343
--------------------------------------------------------------------------------
1601    Rush & Seiken                             4,532                 86,112
--------------------------------------------------------------------------------
1607    Owner                                     3,292                  9,000
--------------------------------------------------------------------------------
1655    Global >>>Marshall Den                    9,414                155,331
--------------------------------------------------------------------------------
1700    Marshall Denneney                        69,493              1,130,364
--------------------------------------------------------------------------------
1800    Marshall Denneney--See 1700
--------------------------------------------------------------------------------
1900    Marshall Denneney--See 1700
--------------------------------------------------------------------------------
2000    Raynes McCarty                           17,779                364,467
--------------------------------------------------------------------------------
2100    Marshall Denneney--see 1700
--------------------------------------------------------------------------------
2200    Tabas & Rosen                             8,787                109,848
--------------------------------------------------------------------------------
2206    Metropolitan Reporting                    5,500                 77,133
--------------------------------------------------------------------------------
2240    A. Martin Herring                         1,512                 28,728
--------------------------------------------------------------------------------
2258    Lucy Peters International                 1,980                 33,640
--------------------------------------------------------------------------------
2300    Fine, Kaplan & Black                      7,461                151,449
--------------------------------------------------------------------------------
2310    Daniel Tristle                            2,712                 43,392
--------------------------------------------------------------------------------
2363    Robert J. Basicks                           840                 13,200
--------------------------------------------------------------------------------
2364    Bell Atlantic Mobile                        504                 22,560
--------------------------------------------------------------------------------
2370    Commonwealth Securities                   1,559                 28,062
--------------------------------------------------------------------------------
2371    Vacant                                    4,703                      0
--------------------------------------------------------------------------------
2400    Willig, Williams & Davidson              27,482                645,827
--------------------------------------------------------------------------------
2500    Willig, Williams & Davidson            See 2400
--------------------------------------------------------------------------------
2550    Philadelphia Investment                   1,680                      0
--------------------------------------------------------------------------------
2570    Willig, Williams & Davidson               6,725                 47,270
--------------------------------------------------------------------------------
        TOTAL                                   352,134 SF          $5,074,773
================================================================================

      The income was considered to be stable because there is a small turnover of tenants planned for the next six years. The following is a schedule of lease expirations:

                                                                M. RICHARD COHEN

                   -----------------------------------------
                         SCHEDULE OF LEASE EXPIRATIONS
                   -----------------------------------------
                                    SQUARE          PERCENT
                    YEAR            FOOTAGE         OF BLDG.
                   =========================================
                    1997             12,919          3.67%
                   -----------------------------------------
                    1998             13,800          3.92%
                   -----------------------------------------
                    1999              1,554          0.44%
                   -----------------------------------------
                    2000             17,509          4.98%
                   -----------------------------------------
                    2001             14,120          4.02%
                   -----------------------------------------
                    2002             15,185          4.32%
                   -----------------------------------------
                    2003             40,052         11.39%
                   -----------------------------------------
                    2004              2,456          0.70%
                   -----------------------------------------
                    2005             27,482          7.82%
                   -----------------------------------------
                    2006            117,849         33.52%
                   -----------------------------------------
                    2007              4,205          1.20%
                   -----------------------------------------
                    2008             13,533          3.85%
                   -----------------------------------------
                    TOTAL           280,664
                   =========================================

      Except for 2003 and 2006, there is very little turnover in this building. This is beneficial when appraising a building such as this, because it stabilizes the income stream.

      The appraiser utilized overall capitalization when appraising this property. This was considered preferable when compared with discount cash flow analysis. The discounted cash flow analysis requires projections as to the growth of rental income, the growth of expenses, the future value of the building and other factors. An income and expense statement was projected for 1997 based on the experience of the building in prior years. The projections were

                                                                M. RICHARD COHEN
prepared by Resource America, Cushman & Wakefield and Equitable Life Assurance. Cushman & Wakefield has been managing this building. Equitable Life Assurance is the former asset manager for Lehman Brothers. The following is a summary of the income and expenses projected for 1997 for the subject property:

Revenues

Office Building Rent                                  $ 5,718,332
Pass Throughs                                             177,500
                                                      -----------
Total Revenues                                        $ 5,895,832

Operating Expenses

Office Building Maintenance & Repairs
 Maintenance Supplies                                 $    32,000
 Janitor and Cleaning Supplies                             60,000
 HVAC Repairs                                              75,000
 Plumbing & Electric Repairs                               40,000
 Elevator Maintenance                                      88,000
 Trash Removal                                             15,000
 Exterminating Expense                                      1,000
 Cleaning Service                                         625,000
 Decorating Expense                                        12,500
 Misc. Maintenance & Repairs                               30,000
                                                      -----------
                                                      $   878,500

Utilities

 Electricity                                          $   815,543
 Steam                                                    150,000
 Water & Sewer                                             39,101
 Water Treatment                                            3,000
                                                      -----------
                                                      $ 1,007,645

Taxes and Insurance

 Insurance                                            $    55,600
 Boiler Insurance                                           3,300
 Miscellaneous Insurance                                   37,500
 Real Estate Taxes                                        810,000
 Miscellaneous Taxes                                       41,500
                                                      -----------
                                                      $   747,900
Marketing & Leasing

 Advertising                                          $    25,000
                                                      -----------
                                                      $    25,000

                                                                M. RICHARD COHEN

Payroll & Related

 Managers' Salaries                                   $    51,000
 Front Desk Salaries                                        2,000
 Engineers' Salaries                                      150,000
 Janitors' Salaries                                        25,000
 Security Salaries                                         90,000
 Payroll Taxes                                             33,000
 Employee Health Insurance                                 35,000
 Workman Compensation                                      44,000
                                                      -----------
                                                      $   430,000

Management Fee @ 2%                                   $   117,917
                                                      -----------
                                                      $   117,917

Other General and Administrative
 Legal                                                $    25,000
 Accounting                                                25,000
 Telephone                                                  5,500
 Porter Services                                           17,500
 Office Supplies                                            3,500
 Laundry & Uniforms                                         1,500
 Miscellaneous                                             12,500
                                                      -----------
                                                      $    90,500
                                                      ===========
Total Operating Expenses                              $ 3,297,461
Net Operating Income                                  $ 2,598,370
                                                      -----------

Garage

 Parking Fee Income From Parkway                      $   707,200
 Other Revenues                                            26,500
                                                      -----------
Net Garage Revenue                                    $   733,700
Garage Receipts                                       $   733,700

      It is noted in the above income and expense statement that there are two sources of income for this property - office space (including ground floor commercial) and garage rental. The building garage is operated by Parkway Corp. Parkway Corp. is the most "knowledgeable" parking facility manager in the City of Philadelphia.

                                                                M. RICHARD COHEN

      The combined net income was:

            Office Net Operating Income         $ 2,598,370
            Garage Income                           733,700
                                                -----------
            Total NOI                           $ 3,332,070

      The net operating income was almost equal to the total operating expenses. This indicates that the operating ratio for this building was approximately 50%. Fifty percent is typical for Center City office buildings in today's market, and therefore, this was considered to be a reliable approach for valuing the property.

      The appraiser utilized an overall capitalization rate of 10%. Therefore, the value as indicated by the Income Approach was:

            $3,332,070 / 10% = $33,320,000
                                  CALL
                               $33,500,000 -- Value As Indicated By
                                              The Income Approach

SALES COMPARISON APPROACH

      The appraiser was able to find a few sales in the West Market Street area that could be compared with the subject property. The following sales were among those considered by the appraiser:

      Sale No. 1 - 1600 Market Street, Philadelphia, Pa.

      The sale of this property for a consideration of $89 million took place in October 1994. The grantor was Travelers Insurance. The grantee was Yarmouth Group, Inc. This was actually a stock purchase and not a traditional real estate transaction. Refinancing was $51.5 million. This was reported to be a below--market interest rate.

                                                                M. RICHARD COHEN

      The property was improved with a 40-story building with two lower levels. Construction took place in 1983. The building contained 880,000 square feet of gross building area and 760,000 square feet of net rentable area. Construction was fireproof. The building had 17 passenger elevators. The unit sale price was $101.00 per square foot. The building quality was similar to the subject.

                                                                M. RICHARD COHEN

                                [PHOTO OMITTED]

                                   SALE NO. 1
                               1600 MARKET STREET

                                                                M. RICHARD COHEN

      Sale No. 2 - Ten Penn Center, 18th & John F. Kennedy Boulevard, Philadelphia, Pa.

      The sale of this property for a consideration of $65 million took place in July 1994. This was actually a sale price allocation for this property which was packaged with two other buildings and were offered for sale on a combined basis. The grantor was Striker Business Trust. The grantee was Ten Penn Center Associates. The building contained 650,000 square feet. It was a modern structure. Based on the separation of this transaction from the other building, it was estimated that the sale price was approximately $100.00 per square foot. However, it is difficult to separate this from the other two buildings.

      Another factor that was important in this transaction was the lease to Sun Corporation. Sun Corporation leased 300,000 square feet of office space in this building. It was expected that this space would be vacated in the near future. This was a negative factor requiring an adjustment.

                                                                M. RICHARD COHEN

                                [PHOTO OMITTED]


                                   SALE NO. 2
                                TEN PENN CENTER
                        18TH & JOHN F. KENNEDY BOULEVARD

                                                                M. RICHARD COHEN

      Sale No. 3 - Offering - 2000 Market Street, Philadelphia, Pa.

      This property is a 29-story modern office building owned by Metropolitan Life Insurance Company. The building contains 665,000 square feet of net rentable area. The property is reported to be under agreement of sale to a joint venture of Cassidy and Pinkard with Sonnenblick-Goldman. The building had been actively leasing in the last year. It is reported to have 500,000 square feet of new long--term leases. It is predicted that the sale price will be in the range of $85.00 per square foot to $110.00 per square foot.

      In comparing this property to the subject property, the locations are similar. However, the condition of the subject property is superior to the comparable. The subject property has been completely renovated. The comparable sale has not been renovated. It has been partially renovated. The size of the comparable property was significantly larger than the subject property. Larger properties sell for lower unit values. Therefore, an upward adjustment was required for size.

                                                                M. RICHARD COHEN

                                [PHOTO OMITTED]

                                   SALE NO. 3
                               2000 MARKET STREET

                                                                M. RICHARD COHEN

      Sale No. 4 - Eight Penn Center Plaza, Philadelphia, Pa.

      This 235,000 square foot building was purchased by the Steinhardt Group, Inc. in May 1995. The grantor was Teacher Retirement System of Texas. The sale price was $8,500,000. It was an all cash transaction. The building is at 17th and JFK Boulevard. The unit sale price was $36.00 per square foot.

                                                                M. RICHARD COHEN

                                [PHOTO OMITTED]

                                   SALE NO. 4
                            EIGHT PENN CENTER PLAZA

                                                                M. RICHARD COHEN

      Sale No. 5 - 1601 Market Street, Philadelphia, Pa.

      The sale of this property for a consideration of $33,800,O00 took place in August of 1996. The building was 36 stories high. The purchaser was Sam Zell. The floor area was 700,000 square feet. The unit sale price was $48.25 per square foot.

                                                                M. RICHARD COHEN

                                [PHOTO OMITTED]

                                   SALE NO. 5
                               1601 MARKET STREET

                                                                M. RICHARD COHEN

         ------------------------------------------------------------
                              SALES RECAPITULATION
         ------------------------------------------------------------
                                 N.R.A.        SALE        SALE PRICE
         ADDRESS                 S.F.          DATE        PER S.F.
         ============================================================
         1600 Market Street      760,000       10/94       $101.00
         ------------------------------------------------------------
         Ten Penn Center         650,000       07/94        100.00
         ------------------------------------------------------------
         Eight Penn Center       235,000       05/95         36.00
         ------------------------------------------------------------
         1601 Market Street      700,000       08/96         48.25
         ------------------------------------------------------------
         Seven Penn center       288,500       03/96         64.00
         ------------------------------------------------------------
         2000 Market Street      665,000       U/A            *
         ------------------------------------------------------------
         * Unconfirmed reports indicate $85 per S.F.
         ============================================================

      Sale No. 1 and Sale No. 2 were not considered standard transactions. One was a stock transfer and the other was an allocation. For this reason, they may be higher than other sales in Center City. The other three sales were considered to be "typical" transactions. Originally, the quality of the buildings was similar to the subject. Location was also similar, although the subject property had frontage on Rittenhouse Square and the comparable properties all had frontage on Penn Center.

      Currently available on the sale market is 2000 Market Street. This property is owned by Metropolitan Life Insurance Company. The building contains 650,000 square feet. It is expected to sell in the range of $85.00 per square foot to a $110.00 per square foot.

      It was noted that none of the comparable sales included garage space. They were all for office space only. Therefore, it was necessary to add the value of the garage to the value of the office building for the subject property. There are very few garage sales

                                                                M. RICHARD COHEN
that take place in the City of Philadelphia. It is generally indicated by garage, investors that at the present time $10,000 per space is the typical value. In the case of the subject property, which has 465 parking spaces, this would be equivalent to an "add on" value of $4,650,000.

      The office space was valued at $85.00 per square foot. This was equivalent to a value for the office of $29,835,000. The total value by the Sales Comparison Approach was $34,500,000. The following are the calculations leading to this result:

            Office Space of 351,000 SF x $85/SF = $29,835,000
            465 Parking Spaces x $10,000/Space  =   4,650,000
                                                  -----------
                                                  $34,485,000
                                                     CALL
            Value By Sales Comparison Approach    $34,500,000

RECONCILIATION

            Income Approach           - $33,500,000
            Sales Comparison Approach - $34,500,000
            Cost Approach             -     N/A

      The subject property was valued using a Sales Comparison Approach and an Income Approach. The result of both of these approaches was similar.

      This building is a well-maintained building. The building was constructed in 1968. It also has substantial parking, which is an asset for a building in Center City Philadelphia, because parking is very scarce. In addition to this, the proximity to Rittenhouse Square adds a dimension to the parking demand, because the parking facilities are used during the day and in the evening.

                                                                M. RICHARD COHEN

      Taking all factors into consideration, it was the opinion of the appraiser that the fair market value of the subject property, as of February 1, 1997, was:

                           THIRTY FOUR MILLION DOLLARS
                                  ($34,000,000)

                                                                M. RICHARD COHEN

CERTIFICATION

      I certify that to the best of my knowledge and belief...

--    The statements of fact contained in this report are true and correct.

-- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions, and conclusions.

-- I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

-- My compensation is not. contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

-- I have made a personal inspection of the property that is the subject of this report.

-- The appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

-- My analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice.

-- No one provided significant professional assistance to the person signing this report.

-- The Appraisal Institute conducts a program of continuing education for its members. The appraiser, M. Richard Cohen, is currently recertified under this program.

-- This appraisal is subject to the limiting conditions that appear as follows.

                                          Respectfully submitted,


                                          /s/ M. Richard Cohen

                                          M. Richard Cohen
                                          MAI, ASA, PE, SRA, R/W
                                          PA(GA5O7L)/NJ(RG01588)
                                          State Certified General
                                          Real Estate Appraiser

                                                                M. RICHARD COHEN

ASSUMPTIONS AND LIMITING CONDITIONS

The certification of the Appraiser appearing in the appraisal report is subject to the following conditions and to such other specific and limiting conditions as are set forth by the Appraiser in the report.

      1. The Appraiser assumes no responsibility for matters of a legal nature affecting the property appraised or the title thereto, nor does the Appraiser render any opinion as to the title, which is assumed to be good and marketable. The property is appraised as though under responsible ownership.

      2. Any sketch in the report may show approximate dimensions and is included to assist the reader in visualizing the property. The Appraiser has made no survey of the property.

      3. The Appraiser is not required to give testimony or appear in court because of having made the appraisal with reference to the property in question, unless arrangements have been previously made therefor.

      4. Any distribution of the valuation in the report between land and improvements applies only under the existing program of utilization. The separate valuations for land and building must not be used in conjunction with any other appraisal and are invalid if so used.

      5. The Appraiser assumes that there are no hidden or inapparent conditions of the property, subsoil, or structures, which would render it more or less valuable. The Appraiser assumes no responsibility for such conditions, or for engineering which might be required to discover such factors.

      6. Information, estimates, and opinions furnished to the Appraiser, and contained in the report, were obtained from sources considered reliable and believed to be true and correct. However, no responsibility for accuracy of such items furnished the Appraiser can be assumed by the Appraiser.

      7. Disclosure of the contents of the appraisal report is governed by the Bylaws and Regulations of the professional appraisal organizations with which the Appraiser is affiliated.

                                                                M. RICHARD COHEN

      8. Neither all, nor any part of the content of the report, or copy thereof (including conclusions as to the property value, the identity of the Appraiser, professional designations, reference to any professional appraisal organizations, or the firm with which the Appraiser is connected), shall be used for any purpose by anyone but the client specified in the report, the borrower if appraisal fee paid by same, the mortgagee or its successors and assigns, mortgage insurers, consultants, professional appraisal organizations, any state or federally approved financial institution, any department, agency or instrumentality of the United States or any state or the District of Columbia, without the previous written consent of the Appraiser nor shall it be conveyed by anyone to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of the Appraiser.

      9. On all appraisals, subject to satisfactory completion, repairs, or alterations, the appraisal report and value conclusion are contingent upon completion of the improvements in a workmanlike manner.

      10. With the delivery of this appraisal, the employment is completed and the appraisal fee is due and payable upon receipt of billing. If further reports are necessary, or court appearances desired, separate arrangements must be made for additional services.

                                                                M. RICHARD COHEN

                         PROFESSIONAL QUALIFICATIONS OF

                                M. RICHARD COHEN

WORK ACTIVITY:                      Real Estate Appraiser & Valuation
                                     Engineer

EDUCATION:                          University of Pennsylvania
                                     B.S. Degree - Civil Engineering
                                     M.B.A. Degree - Real Estate and
                                     Finance

PREVIOUS WORK EXPERIENCE:           Albert M. Greenfield & Co.
                                     Senior Appraiser of Real Estate
                                    Phila. Industrial Devel [ILLEGIBLE]
                                     Director of Planning

                                    R.C. Weldon & Co. - [ILLEGIBLE]
                                     Contractors

LICENSES:                           Licensed General Real [ILLEGIBLE]
                                     Appraiser - Pennsylvania [ILLEGIBLE]
                                      Jersey, Real Estate [ILLEGIBLE]
                                     Pennsylvania, Registered [ILLEGIBLE]
                                     Professional Engineer [ILLEGIBLE]
                                     Pennsylvania

PROFESSIONAL ASSOCIATIONS:          The Appraisal Institute [ILLEGIBLE]
                                    Senior Member, American [ILLEGIBLE]
                                     Appraisers (ASA)
                                    Senior Member, American Right of
                                     Way Association (R/W)
                                    Pennsylvania Society of
                                     Professional Engineers (PE)

TEACHING EXPERIENCE:                A member of the faculty of University of
                                    Pennsylvania Wharton School for 17 years
                                    (1970-1987), teaching Economics of
                                    Construction, Valuation and Real Estate
                                    Practice

                                                                M. RICHARD COHEN

BANKING EXPERIENCE:                 Formerly a Director of Elkins Park National
                                     Bank
                                    Formerly Advisory Board Member of Industrial
                                     Valley Bank
                                    Formerly a Director of Cayuga Savings and
                                     Loan Association

SCOPE OF WORK AREA:                 Pennsylvania, New Jersey, Ohio, New York,
                                    Maryland, Michigan, Delaware, California,
                                    Texas, North Carolina, South Carolina,
                                    Georgia, and Louisiana

PUBLICATIONS:                       Contributing Author to Appraising Easements
                                    published by the National Trust for Historic
                                    Preservation

                                                                M. RICHARD COHEN

                                    ADDENDUM

                                                                M. RICHARD COHEN

                                [PHOTO OMITTED]

                               1845 WALNUT STREET
                                PHILADELPHIA, PA

                                                                M. RICHARD COHEN

                                [PHOTO OMITTED]

                         VIEW SHOWING RITTENHOUSE SQUARE

                                                                M. RICHARD COHEN

                                [PHOTO OMITTED]

                             SANSOM STREET FRONTAGE

                                                                M. RICHARD COHEN

                                [GRAPHIC OMITTED]

                                  Location Map

                                [GRAPHIC OMITTED]

                                Flood Plain Map

                                [GRAPHIC OMITTED]

                        1845 Walnut Street/Philadelphia, PA
                                   1st Floor
                                   Floor Plan

                                [GRAPHIC OMITTED]

                        1845 Walnut Street/Philadelphia, PA
                                   6th Floor
                                   Floor Plan

                                [GRAPHIC OMITTED]

                        1845 Walnut Street/Philadelphia, PA
                                   7th Floor
                                   Floor Plan

                                [GRAPHIC OMITTED]

                        1845 Walnut Street/Philadelphia, PA
                                   8th Floor
                                   Floor Plan